Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-146730 on Form S-8 and in Registration Statement No. 333-161757 on Form F-3 of our reports dated April 26, 2011, relating to the consolidated financial statements and financial statement schedule of WuXi PharmaTech (Cayman) Inc., and the effectiveness WuXi PharmaTech (Cayman) Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 20-F of WuXi PharmaTech (Cayman) Inc. for the year ended December 31, 2010.

/s/ Deloitte Touche Tohmatsu CPA Ltd.

Shanghai, China

April 26, 2011